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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



September 15, 2000

VIA FEDERAL EXPRESS

Caliper Technologies Corp.
605 Fairchild Drive
Mountain View, CA 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Caliper Technologies Corp., (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the registration for resale of up to two million three hundred thousand (2,300,000) shares of the Company's Common Stock (the "Shares").

In connection with this opinion, we have examined and relied upon the Company's Certificate of Incorporation, as amended, and the Company's Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on August 2, 2000, the resolutions adopted by the Special Finance Committee of the Board of Directors of the Company on August 23, 2000 and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ Brett D. White
   --------------------------------
        Brett D. White